Exhibit 99.2

Targa Resources Partners LP

Unaudited Pro Forma Condensed Consolidated Financial Statements

Badlands Acquisition

On December 31, 2012, Targa Resources Partners LP (“TRP”, “we”, “us”, or “our) completed the acquisition of the equity interests in Saddle Butte Assets, LLC’s and Saddle Butte Fort Berthold Gathering, LLC’s Williston Basin crude oil pipeline and terminal system and natural gas gathering and processing operations (collectively “Badlands”).

We previously filed an 8-K/A on March 15, 2013 to comply with Item 9.01 of Form 8-K that provided the following pro forma financial statements applicable to our Badlands acquisition:

•

Unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2011, and for the nine months ended September 30, 2012 prepared as if the Badlands acquisition occurred as of January 1, 2011.

•	Unaudited pro forma condensed consolidated balance sheet as of September 30, 2012, prepared as if the Badlands acquisition occurred as of the balance sheet date.

Pursuant to Article 11 of Regulation S-X, we are filing this 8-K to update the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012, prepared as if the Badlands acquisition occurred as of January 1, 2011. The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of the results that actually would have occurred if TRP had completed the transaction-on the dates indicated or which could be obtained in the future. This is especially true when the acquisition involves a rapidly expanding business such as Badlands.

The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the notes accompanying this unaudited pro forma condensed consolidated statement of operations, our historical consolidated financial statements and the 8-K/A that we filed on March 15, 2013.

TARGA RESOURCES PARTNERS LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

	Targa Resources Partners LP	Saddle Butte Assets, LLC and Saddle Butte Fort Berthold Gathering, LLC (1)	Pro Forma Adjustments		Targa Resources Partners LP Pro Forma
	(As reported)

Revenues	$5,883.6	$689.2	$(608.9)	A	$5,926.4
			(37.5)	B
Costs and expenses:
Product purchases	4,878.9	662.3	(608.9)	A	4,899.2
			(33.1)	B
Operating expenses	313.0	7.4	—		320.4
Depreciation and amortization expense	197.3	6.5	(6.5)	C	226.6
			6.6	C
			22.7	C
General and administrative expense	131.6	4.9	—		136.5
Other operating (income) expense	19.9	—	—		19.9

	5,540.7	681.1	(619.2)		5,602.6

Income from operations	342.9	8.1	(27.2)		323.8
Other income (expense):
Interest expense, net	(116.8)	(0.1)	0.1	D	(141.9)
			(25.1)	D
Equity earnings	1.9	—	—		1.9
Loss on debt repurchases	(11.1)	—	—		(11.1)
Gain (loss) on early debt extinguishment	(1.7)	—	—		(1.7)
Other	(7.8)	—	6.1	E	(1.7)

Income before income taxes	207.4	8.0	(46.1)		169.3
Current	(2.5)		—		(2.5)
Deferred	(1.7)	—	—		(1.7)

Income tax expense:	(4.2)	—	—		(4.2)

Net income	203.2	8.0	(46.1)		165.1
Less: Net income attributable to noncontrolling interest	28.6	—	—		28.6

Net income attributable to Targa Resources Partners LP	$174.6	$8.0	$(46.1)		$136.5

Net income attributable to general partner	$66.7	$0.2	$(1.1)	F	$65.8
Net income attributable to limited partners	107.9	7.8	(45.1)	F	70.6

Net income attributable to Targa Resources Partners LP	$174.6	$8.0	$(46.1)		$136.5

Net income per limited partner unit - basic and diluted	$1.20				$0.71

Weighted average limited partner units outstanding - basic	90.1		9.7	G	99.8
Weighted average limited partner units outstanding - diluted	90.2		9.7	G	99.9

(1)	Excludes properties retained by Saddle Butte Pipeline LLC.

See accompanying notes to unaudited pro forma condensed consolidated financial statements

TARGA RESOURCES PARTNERS LP

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Pro Forma Adjustments and Assumptions

The unaudited pro forma condensed consolidated financial statement includes adjustments required under SEC regulations to:

A.	Reflect adjustments to report Badlands revenues from the purchase and sale of crude oil inventory with the same counterparty on a net basis to conform to our accounting policy in accordance with ASC Topic 845, “Nonmonetary Transactions,” formerly under the FASB Emerging Issues Task Force (“EITF”) Issue No. 99-19 and EITF Issue No. 04-13.

B.	Reflect the elimination of deferred revenue related to producer construction services which have no value under the acquisition method of accounting.

C.	Reflect the increase in depreciation and amortization over the periods presented as a result of higher asset values based on fair values rather than reported historical cost.

	Estimated New Book Value	Useful Lives (In years) (1)
Property, plant and equipment (in service)	$197.5	30
Construction in progress	97.8	—
Intangible assets	679.6	30

Year Ended December 31, 2012
Reversal of depreciation recorded at Badlands	$(6.5)
Depreciation expense based on the new book value	6.6
Amortization expense based on the new book value	22.7

$22.8

(1)	For purposes of these pro forma financial statements, we have utilized the straight-line depreciation and amortization methods and assumed an estimated useful life of 30 years for both plant, property and equipment and intangible assets. During 2013, we will determine the amortization and depreciation methods and estimated useful lives of the tangible and intangible assets of this acquisition. A five year change in estimated useful lives of depreciable tangible assets and amortizable intangible assets would result in a change to revised pro forma straight-line depreciation expense and amortization expense for the year ended December 31, 2012 as shown in the table below:

	Useful Lives
	25 Years	35 Years
Increase (decrease) in depreciation of property, plant and equipment
Year ended December 31, 2012	$1.3	$(1.0)

Increase (decrease) in amortization of intangible assets
Year ended December 31, 2012	4.5	(3.3)

D.	Reflect interest expense on debt issued in connection with the acquisition, at (i) stated rates for senior notes and (ii) weighted average rates for variable rate revolving credit facility borrowings and amortization of associated debt issue costs as follows:

Year Ended
December 31, 2012
Pro forma interest expense:
Reversal of interest expense	$(0.1)

Interest expense on the 5 1/4% Notes (principal of $382.3 million)	20.1
Amortization of debt issue costs on the 5 1/4% Notes	0.5
Interest expense on the TRP Revolver (2.5% for 2012; principal of $211.4 million)	5.3
Less: commitment fee on the TRP Revolver	(0.8)

Pro forma interest expense adjustments for the acquisition	$25.1

E.	Reflect the adjustment to remove the acquisition cost recognized in the historical financial statement as a non-recurring charge directly related to the transaction.

F.	Reflect the adjustment of net income attributable to general and limited partners to give effect to the impact of pro forma adjustments.

G.	Reflect adjustments to weighted average basic and diluted units to give effect to TRP’s issuance of 10.9 million common units in connection with the Badlands transaction.